EXHIBIT 10.28

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is entered into by and between Patrick L. McDonald (“Executive”) and Powell Industries, Inc. on behalf of itself and each of its subsidiaries and affiliates (the “Company”) as follows:

1. Termination of Employment. Executive and the Company acknowledge that Executive resigned his employment with the Company on September 14, 2011 (the “Termination Date”). Further, effective on the Termination Date, Executive and the Company acknowledge that Executive resigned from any and all positions he held as a director, officer and employee of all subsidiaries and affiliates, both domestic and foreign, of the Company (such resignation including a resignation from any and all committees, benefit plans, or other fiduciary positions within or related to any of the foregoing entities). Except as expressly set forth below, Executive is entitled to no payment, compensation or other benefits after the Termination Date.

2. Payments After Termination. Provided that: (i) Executive signs this Agreement; (ii) Executive does not revoke this Agreement as provided below; (iii) Executive furnishes to the Company a written acknowledgment that Executive has not exercised Executive’s right to revoke this Agreement dated not less than eight days after the date on which Executive signs this Agreement, and (iv) Executive complies with the terms of this Agreement, including the provisions for cooperation, confidentiality and non competition, the Company agrees to pay to Executive a severance benefit (the “Severance Benefit”), all as set forth on Exhibit “A” attached hereto and made a part hereof. Upon the death of Executive, any portion of the Severance Benefit that remains owed to Executive under this Agreement shall be paid in accordance with the terms of this Agreement to Executive’s estate or to the executor of his estate.

3. Cooperation. During the time that Executive is entitled to receive the Severance Benefit (the “Benefit Period”), Executive shall make himself available to the Company at times mutually and reasonably agreed upon by Executive and the Company’s officers or directors to answer questions, provide information and assist in the transition of Executive’s duties to other individuals. Executive shall not be entitled to additional compensation for these services, and any reasonable expenses incurred by Executive to perform such services shall be promptly reimbursed by Company. All of such services shall be performed during reasonable working hours, and after reasonable notice to Executive.

4. Indemnity. The Company shall defend, indemnify and hold harmless Executive in accordance with the terms and conditions of the indemnification agreement previously entered into between Executive and the Company on February 27, 2009, a copy of which is attached hereto as Exhibit B (the “Indemnification Agreement”).

5. Releases.

a. In consideration of the promises and covenants made herein, Executive, for Executive, Executive’s heirs, executors, administrators and assigns, does hereby RELEASE, ACQUIT AND FOREVER DISCHARGE the Company, and each of its parent, subsidiary, related and affiliated corporations or other entities, and each of their respective present or former officers, directors, shareholders, executives, agents, representatives, successors and assigns (all of whom are hereinafter collectively referred to as “Releasees”) from any and all claims, demands, causes of action and liabilities of any kind or character, accrued or to accrue hereafter, which Executive ever had, now has or may hereafter have against Releasees, caused by, arising out of or relating to acts or omissions occurring through the date of this Agreement, arising out of any act, omission, statement, representation, transaction or occurrence, including, without limitation, those related to Executive’s employment by the Company or the termination thereof. Without limiting the generality of the foregoing, it is understood and agreed that this Release constitutes a release of any claim or cause of action for breach of any employment, commission or other agreement existing between Executive and the Company (all of which are hereby acknowledged to have terminated) or otherwise related, in any way, to Executive’s employment by the Company, including claims under Title VII of the Civil Rights Act of 1964 (and all of its amendments); the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Anti-Retaliation provision of the Texas Workers Compensation Act; the Texas Commission on Human Rights Act; the Fair Labor Standards Act; the Texas Pay Day Law; the Texas Labor Code; the Family and Medical Leave Act; the National Labor Relations Act; the Fair Credit Reporting Act, as amended; the Rehabilitation Act; the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Sarbanes-Oxley Act of 2002; the Executive Polygraph Protection Act; the Financial Institutions Reform, Recovery and Enforcement Act (and any other employment-related banking or statute regulation); the Uniform Services Employment and Reemployment Rights Act of 1994; and any other state or federal statute or regulation governing the employment relationship or Executive’s rights, or the Company’s obligations, in connection therewith. This release also constitutes a release of any claim or cause of action for invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, promissory estoppel, false imprisonment, defamation, negligence, gross negligence, breach of contract, libel or slander, tortious interference with contract or business relationship, misrepresentation, deceptive trade practices, fraud, and any other employment-related claims, or for any personal injuries, however characterized, or by virtue of any fact(s), act(s) or event(s) occurring prior to the date of this Agreement.

b. EXECUTIVE UNDERSTANDS THAT BY SIGNING AND NOT REVOKING THIS RELEASE, EXECUTIVE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS WHICH EXECUTIVE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND/OR THE OLDER WORKERS’ BENEFIT PROTECTION ACT FOR AGE DISCRIMINATION ARISING FROM EMPLOYMENT WITH THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SUE THE COMPANY IN FEDERAL OR STATE COURT FOR AGE DISCRIMINATION. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE (1) DOES NOT WAIVE ANY CLAIMS OR RIGHTS THAT MAY ARISE AFTER THE DATE THE AGREEMENT IS EXECUTED; (2) WAIVES CLAIMS OR RIGHTS ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH EXECUTIVE IS ALREADY ENTITLED; (3) HAS BEEN ADVISED BY THE

COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE; AND (4) AGREES THAT THIS AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY EXECUTIVE AND EXECUTIVE, IN FACT, UNDERSTANDS THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF THIS AGREEMENT AND HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

c. Anything herein to the contrary notwithstanding, this Agreement does not constitute a release nor a waiver of Executive’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Texas Commission on Human Rights, or any other governmental agency with jurisdiction to regulate employment conditions or regulations; provided further, that Executive does release and relinquish any right to receive any money, property, or any other thing of value, or any other financial benefit or award, as a result of any proceeding of any kind or character initiated by any such governmental agencies or organizations.

d. Anything herein to the contrary notwithstanding, this Agreement does not release any of Executive’s rights under the Indemnification Agreement heretofore entered into between Executive and the Company, including any obligation of the Company to obtain and maintain insurance pursuant to the Indemnification Agreement.

6. Legal Proceedings. Executive represents that Executive has not filed any claim, notice or any other document describing or naming Company with any governmental agency.

7. Return of the Company’s Property. Executive represents that Executive:

a. Has not taken, altered, destroyed, or deleted any files, documents, electronically stored information or other materials belonging to, or created by or on behalf of the Company, whether or not containing any trade secrets or confidential information.

b. Has returned to the Company all of the Company’s property in Executive’s possession, including, but not limited to all access cards, notes, data, forms, reference and training materials, applications, memoranda, computer programs, print-outs, disks and the information contained in any computer, and any other records which contain, reflect or describe any confidential or proprietary information or trade secrets belonging exclusively to the Company. Executive shall promptly deliver such materials and all copies thereof to the Company on the Effective Date of this Agreement.

8. Confidentiality and Confidential Information.

a. Executive acknowledges that by reason of Executive’s position as a Director and Chief Executive Officer of the Company, Executive has been given access to virtually all of the Company’s trade secrets and confidential information regarding its business affairs. Executive shall not use or disclose any of the Company’s Confidential Information or Trade Secrets (as defined herein) in any way or in any format, including written information, information stored by electronic means, information retained in Executive’s memory, and any and all copies of these materials. In any event, Executive shall hold in confidence all non-public information which Executive has regarding the Company’s marketing, business development, budgets, financial projections, pending contracts, proposals or solicitations. Executive acknowledges that all confidentiality, nondisclosure or other agreements, and the Company’s Confidentiality and Non-Disclosure Policy, relating to the Company’s confidential information or trade secrets, and any non-compete or other agreement containing post-employment obligations shall remain in full force and effect, and nothing contained in this Agreement constitutes a release, modification or waiver of any of Executive’s obligations under any such prior agreement. Executive represents that Executive has complied with all of such agreements, and agrees to continue to comply with such agreements after the date hereof. Executive further agrees that Executive shall not use nor disclose any of the Company’s Confidential Information or Trade Secrets as those terms are defined herein, for the benefit of Executive or any person or entity by or with which Executive is employed or associated.

b. For purposes of this agreement, Executive agrees that Confidential Information and Trade Secrets, as used in this Agreement, includes, but is not limited to, written, electronic, oral and visual information relating to:

(1) Lists of, and all information about, each person or entity to which Company has sold, or made a proposal to sell any products, goods, services or equipment which comprise any part of the Company’s Business (all of which are hereinafter collectively referred to as “Customers”), except that such list will not include those names who have been released through either written or oral declarations by the Company into the media or common market;

(2) Lists of, and all information about, each person or entity from which the Company has acquired equipment, inventory, components, products or services used by the Company to design, manufacture, fabricate, sell or deliver any of the products or services which comprise the Company’s Business (all of which are hereinafter collectively referred to as Supplier, except that such list will not include suppliers who are common to the electrical industry and were known to Executive in his previous experience in the electrical industry;

(3) All Customer or Supplier contact information, excepting those known to Executive prior to his employment by the Company, which includes information about the identity and location of individuals with decision-making authority and the particular preferences, needs or requirements of the Customer or Supplier, or such individual, with respect to any of the products, goods, services or equipment which comprise any part of the Company’s Business, and all information about the particular needs or requirements of Customers or Suppliers based on geographical, economic or other factors;

(4) Financial information of any kind about Customers or Suppliers, including sales and purchase histories, trend information about the growth or shrinking of a particular Customer’s or Supplier’s needs, purchases or requirements; profit margins or markups, as well as all information about the costs and expenses which the Company incurs to provide products or services to its Customers, or obtain products or services from Suppliers;

(5) The Company’s procedures, forms, methods, and systems for marketing to Customers and potential customers including all of its Customer development techniques and procedures, including training and other internal manuals, forms and documents;

(6) All of the Company’s non-public business, expansion, marketing, development, financial or budgeting plans, strategies, forecasts or proposals;

(7) All of the Company’s pricing and methodologies, practices and systems, including those based upon particular Customers, quantities, or geographic, seasonal, economic or other factors, including all information about the price, terms, quantities or conditions of any products or services sold or furnished by the Company to its Customers;

(8) Technical information about the Company, including designs, drawings, engineering and information regarding the configuration, assembly or contents of any of the Company’s products or any of its hardware, equipment, tools, machinery or other manufacturing, fabrication or assembly devices or processes, or those of any of its Customers, consultants, vendors, suppliers, or any person or entity which provides manufacturing or fabrication services to the Company, except those that have been used in any and all technical publications or common manufacturing processes that Executive had actual knowledge of prior to joining the Company;

(9) Any non-public financial information of any kind about the Company or its operations;

(10) Information disclosed to the Company by third parties, concerning the Company’s products, goods or services, bids or bidding processes, product or manufacturing specifications (except to the extent such information is publicly disclosed), contracts, procedures, or business practices;

(11) Employee lists, phone numbers and addresses, pay rates, benefits and compensation packages, training programs and manuals, and other confidential information regarding the Company’s personnel, including their evaluations and performance histories.

c. In exchange for the consideration set forth in Exhibit A, including the accelerated vesting of restricted stock awards contained therein, and in order to protect the goodwill of the Company and its relationships with customers, employees, vendors and suppliers, Executive agrees that during the Benefit Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(1) call upon, communicate with, solicit or assist in soliciting any Customer or Supplier, or any agent or employer of either, using any Confidential Information and Trade Secrets about the Company that Executive may have obtained during the course of his employment with the Company in any way;

(2) participate in, work on or otherwise be involved in or with any project, contract, proposal, work, sale, bid or other undertaking (collectively “Project”), if Executive worked on, participated in, was involved, or communicated with other employees of the Company, Customers, Suppliers or other third parties, with regard to any such Project during the twelve (12) months prior to the date of the termination of Executive’s employment.

d. The foregoing provisions relating to non-competition and non-solicitation of customers, are a condition precedent to the Company’s agreement to pay the Severance Benefit. If, for any reason, such provisions in this Agreement are deemed by any judicial or administrative agency to be unenforceable, in whole or in part, then within 45 days of such judicial or administrative agency finding or conclusion on the issue of non-competition and/or non-solicitation (assuming such finding or conclusion on such issue has not been appealed to a higher court, and if appealed then within 45 days of such finding or conclusion on appeal) the Executive and Company agree to submit to binding mediation the sole issue of whether Executive has breached the foregoing non-competition and/or non-solicitation provisions. The Parties agree that, in the event mediation is necessitated under this paragraph, the mediation will be: (i) final, exclusive, and binding on the Parties, with no right of appeal; (ii) the mediator must assume, for purposes of resolving the dispute, that the non-competition and non-solicitation provisions contained herein are, in accordance with the stated agreement of the Parties, reasonable and enforceable and, to the extent necessary, apply Texas law; (iii) the mediator will be chosen by the Parties (through a ranking process) from a panel of qualified mediators possessing a minimum of fifteen (15) years employment law experience, which will be requested from the American Arbitration Association (“AAA”) in accordance with its Employment Mediation Procedures; (iv) the mediation will be held in Houston, Texas; (v) the Parties shall bear equally the mediator’s fees and expenses, as well as any administrative costs assessed by the AAA; (v) each Party to the mediation shall be solely responsible for his/its own costs and attorneys’ fees, if any, relating to the mediation; (vi) the mediator shall have the authority to allow limited discovery in accordance with the Federal Rules of Civil Procedure; and (vii) in the event the mediator determines that Executive breached the non-competition and/or non-solicitation provisions contained herein, in whole or in part, the Parties agree that the Company’s obligation to pay or to continue to pay or provide the Severance Benefit or any portion thereof shall immediately cease and Executive shall repay to the Company all of the Severance Benefits (excepting restricted stock awards that vest pursuant to this Agreement) theretofore paid or provided to Executive. For avoidance of doubt, the restricted stock awards set forth in Exhibit A shall not be subject to any obligation of Executive to repay Severance Benefits.

e. Executive shall not disclose the terms, conditions or considerations of this Agreement, and shall maintain all of the same in strict confidence, except to the extent that disclosure is required by applicable law or court order, and except that Executive may disclose this Agreement to Executive’s attorneys, financial advisors, and tax consultants in connection with the preparation of appropriate tax returns.

9. Judicial Modification; Severability. Except as provided in paragraph 8d of this Agreement, the provisions of this Agreement are severable, and, if any provision of this Agreement or application thereof is determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, in whole or in part, the validity, legality or enforceability of all other applications of that provision, and of all provisions and applications of this Agreement, will not in any way be affected, and such invalid, illegal or unenforceable provision or application will be deemed not to be a part of this Agreement, and this Agreement will then be enforced to the maximum extent allowed by the applicable law. If any provision of this Agreement is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable. For avoidance of doubt, this paragraph shall not apply to paragraph 8d of this Agreement.

10. No Reemployment. Executive expressly waives and disclaims any right to reinstatement or reemployment with the Company at any time in the future unless requested to do so by the Company.

11. Tax Liability. The Company will deduct from the Severance Payment all applicable withholdings and deductions as required by federal or state law and the Company will pay its required portion under applicable federal and state laws. Executive will be solely responsible for his share of federal and state taxes for the Severance Benefit received hereunder.

12. Mutual Nondisparagement. Neither the Company nor Executive will make any verbal or written statement that criticizes, disparages or discredits the other party or any of such party’s business practices, its officers, directors or employees, or any of its properties, products or services. Executive authorizes the Company to confirm to any subsequent employer the facts and dates of Executive’s employment with the Company, but the Company shall not be obligated to provide any other or additional information regarding Executive.

13. No Admission. Neither the execution of this Agreement, nor the payment or performance of the consideration hereof shall constitute nor be deemed to be an admission of liability on the part of any party, all of which is expressly denied.

14. Acknowledgments.

a. Executive represents and acknowledges that in executing this Agreement, Executive does not rely and has not relied upon any representation or statement made by the Company, or its agents, representatives, or attorneys with regarding to the subject matter, basis or effect of this Agreement or otherwise. Executive acknowledges that Executive has been advised by the Company to consult with counsel of Executive’s choosing with regard to the negotiation and execution of this Release, and has had an opportunity to do so.

b. Executive acknowledges that Executive has been fully compensated for all labor and services performed for the Company and has been reimbursed for all business expenses incurred on behalf of the Company through the Termination Date, and that the Company does not owe Executive any expense reimbursement amounts, or wages, including vacation pay or paid time-off benefits.

15. Governing Law/Venue. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas. All obligations hereunder shall be payable and performable in Houston, Harris County, Texas, and any interpretation or dispute regarding this Agreement shall be in the state or federal courts in Houston, Harris County, Texas. Both the Company and Executive irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such above court. If any one or more provisions of this Section 15 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

16. Savings Clause. Except as provided in paragraph 8d above, should any provision of this Agreement be declared to be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

17. Entirety of Agreement. This Agreement sets forth the entire Agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof, except that this Agreement does not in any way supersede or alter covenants not to compete, non-disclosure or non-solicitation agreements, or confidentiality agreements that may exist between Executive and the Company.

18. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors and permitted assigns; provided, however, that Executive may not assign nor transfer to any person or entity any of Executive’s rights or benefits hereunder, and any such purported assignment shall be void. Executive warrants and represents to the Company that Executive has not conveyed nor assigned, nor attempted to convey or assign, any interest in or to any of the claims being released herein to any other person or entity.

19. Time Period for Enforceability/Revocation of Agreement. The Company’s obligation to pay the Severance Payment described in Paragraph 2 is contingent upon Executive executing and returning this Agreement to the Company. Executive may take up to twenty-one (21) days to consider this Agreement prior to executing it. Executive may sign this Agreement at any time during this twenty-one (21) day period. Any changes made to this Agreement after presentation to Executive will not restart the running of the twenty-one (21) day period. After executing this Agreement, Executive shall have seven (7) days during which time Executive may revoke Executive’s consent to this Agreement by given written notification of the decision to revoke to the Company. This Agreement will not become effective or enforceable, and the payment described in Paragraph 2 shall not become due, until such revocation period has expired and Executive has delivered a written waiver of Executive’s right to revoke this Agreement (such written waiver attached and incorporated into this Agreement as Exhibit C) which is dated not less than eight (8) days after the date on which this Agreement is executed.

20. Notices.

a. Any notice of revocation to be given pursuant to the foregoing paragraph shall be sent by email transmission to: Robert B. Callahan at bob.callahan@powellind.com and to Ross Margraves at rmargraves@winstead.com. Executive understands and acknowledges that Executive will not receive any monies or benefits pursuant to this Agreement except upon the execution and non-revocation of this Agreement, and the fulfillment of the promises contained herein.

b. Any other notice permitted or required hereunder shall be effective on the earlier of the date on which it is physically received or the next business day after being transmitted by email or by facsimile transmission to the following addresses, or to any changed addresses which either party has given notice:

If to the Company:	Robert B. Callahan 8550 Mosley Road Houston, Texas 77075 bob.callahan@powellind.com (713) 947-4435 (fax)

With a copy to:	Ross D. Margraves, Jr. Winstead PC 600 Travis, Suite 1100 Houston, Texas 77002 rmargraves@winstead.com (713) 650-2400 (fax)

If to Executive:	Patrick L. McDonald 7165 Wild Blackberry Trail Winter Garden, FL 34787 mcdonaldpat@yahoo.com

With a copy to:	Jaime Ramon K&L Gates 1717 Main Street, Suite 2800 Dallas, Texas 75201 Jaime.ramon@klgates.com (214) 939-5849

21. Effective Date. The Effective Date of this Agreement shall be the 10th day after the date on which it is signed by the Executive, provided that it is also signed by the Company and provided that Executive does not revoke this Agreement in accordance with the provisions hereof.

22. Section 409A. It is intended that the payments made under this Severance Agreement shall be structured and administered to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate indentified payment for purposes of Section 409A of the Code (“Section 409A”), and any payments that are due within the “short-term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor Executive will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. The Company makes no representations or warranty and will have no liability to Executive or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subjection to Section 409A but not to satisfy the conditions of that section. By Executive’s signature below, Executive attests that (i) Executive has reviewed this agreement with Executive’s own tax advisors, (ii) Executive is relying solely on the advice of such advisors as to whether 409A applies to any payments made under this letter, and (iii) Executive has not relied upon any statements or representations of Employer or any of its agents.

EXECUTIVE’S SIGNATURE BELOW MEANS THAT EXECUTIVE HAS READ THIS AGREEMENT AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.

SIGNED by Executive this 7th day of October, 2011.

EXECUTIVE:

/s/ Patrick L. McDonald
PATRICK L. McDONALD

POWELL INDUSTRIES, INC.:

By:	/s/ Don R. Madison
Name:	Don R. Madison
Title:	EUP

SEVERANCE BENEFIT

EXHIBIT “A”

The Severance Benefit as defined in paragraph 2 of this Agreement shall be paid by the Company to Executive as follows:

1.	One million, two hundred twenty thousand dollars ($1,220,000) shall be paid by Company to Executive on the Effective Date of the Agreement.

2.	One million, one hundred seventy thousand dollars ($1,170,000) shall be paid by the Company to Executive in forty-eight (48) equal bi-monthly installments of twenty-four thousand three hundred seventy-five dollars ($24,375), with the first such installation to be due and payable within thirty (30) days from the Effective Date and on the same days of each consecutive bi-monthly thereafter until paid in full.

3.	Unvested Restricted Stock Award of 8,000 shares granted to Executive on October 1, 2009 and Unvested Restricted Stock Award of 7,601 granted to Executive on October 1, 2010 (collectively, 15,601 shares) issued under the terms of the Company’s 2006 Equity Incentive Plan shall fully vest on the Effective Date.

4.	Executive shall continue to receive medical benefits under the Company’s Health Plans through September 30, 2011.

5.	The Company will deduct from all payments made to Employee as a part of the Severance Benefit all applicable payments and deductions as required by federal or applicable state law. All taxes relating to the payments to Executive hereunder and the Company Stock received or to be received by Executive shall be paid by and be the sole responsibility of Executive.

6.	No amounts due hereunder shall bear interest.

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into this 27th day of February, 2009 between Powell Industries, Inc., a Delaware corporation (the “Company”) and Patrick L. McDonald (“Indemnitee”).

WITNESSETH THAT:

WHEREAS, Indemnitee performs a valuable service for the Company; and

WHEREAS, the Board of Directors of the Company has adopted bylaws (the “Bylaws”) providing for the indemnification of the directors, executive officers and other key employees of the Company to the maximum extent authorized by Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”); and

WHEREAS, the Board of Directors has determined that for purposes of indemnification protection afforded by the Company, including as specifically used in this Agreement, the term “director” shall refer to members of the Board of Directors and any advisory director serving by appointment of the Board; and

WHEREAS, the Bylaws and the DGCL by their nonexclusive nature, permit contracts between the Company and the directors and officers of the Company with respect to indemnification of such directors and officers; and

WHEREAS, in accordance with the authorization as provided by the Bylaws and the DGCL, the Company may purchase and maintain a policy or policies of director’s and officer’s liability insurance (“D & O Insurance”), covering certain liabilities which may be incurred by its directors and/or officers in the performance of their obligations as directors and/or officers of the Company; and

WHEREAS, as a result of developments affecting the terms, scope and availability of D & O Insurance, there exists general uncertainty as to the extent of protection afforded Company directors and officers by such D & O Insurance and said uncertainty also exists under statutory and bylaw indemnification provisions; and

WHEREAS, in recognition of past services and in order to induce Indemnitee to continue to serve as a director and/or officer of the Company, the Company has determined and agreed to enter into this contract with Indemnitee;

NOW, THEREFORE, in consideration of Indemnitee’s service as a director and/or officer after the date hereof, the parties hereto agree as follows;

1. INDEMNITY OF INDEMNITEE. The Company hereby agrees to hold harmless and indemnify Indemnitee to the full extent authorized or permitted by the provisions of the DGCL, as such may be amended from time to time, and the Bylaws, as such may be amended; provided that the parties hereto acknowledge that it is their intent that Indemnitee shall enjoy the greater of (i) the advancement and indemnification rights in place for directors and officers as of the date hereof or (ii) the benefits so afforded by such amendments. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a) Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(a) if, by reason of his Corporate Status (as hereinafter defined), he is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.

(b) Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware, or the court in which such Proceeding shall have been brought or is pending, shall determine that such indemnification may be made.

(c) Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 1 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

2. ADDITIONAL INDEMNITY.

(a) Subject only to the exclusions set forth in Section 2(b) hereof, the Company hereby further agrees to hold harmless and indemnify Indemnitee against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any Proceeding (including an action by or on behalf of the Company) to which Indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of his Corporate Status; provided, however, that with respect to actions by or on behalf of the Company, indemnification of Indemnitee against any judgments shall be made by the Company only as authorized in the specific case upon a determination that Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; and

(b)	No indemnity pursuant to this Section 2 shall be paid by the Company:

(i) In respect to remuneration paid to Indemnitee if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(ii) On account of any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

(iii) On account of Indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct; or

(iv) If a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

3. CONTRIBUTION. If the indemnification provided in Sections 1 and 2 is unavailable and may not be paid to Indemnitee for any reason other than those set forth in paragraphs (i), (ii), (iii) and (iv) of Section 2(b), then in respect to any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and by the Indemnitee on the other hand from the transaction from which such Proceeding arose, and (ii) the relative fault of the Company on the one hand and of the Indemnitee on the other hand in connection with the events which resulted in such Expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses, judgments, fines or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 3 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

4. INDEMNIFICATION FOR EXPENSES OF A WITNESS. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

5. ADVANCEMENT OF EXPENSES. The Company shall advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within ten (10) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free. Notwithstanding the foregoing, the obligation of the Company to advance Expenses pursuant to this Section 5 shall be subject to the condition that, if, when and to the extent that the Company determines that Indemnitee would not be permitted to be indemnified under applicable law, the Company shall be entitled to be reimbursed, within thirty (30) days of such determination, by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Company that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any advance of Expenses until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).

6.	PROCEDURE FOR DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION.

(a) To obtain indemnification (including, but not limited to, the advancement of Expenses and contribution by the Company) under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) if a Change in Control (as hereinafter defined) shall have occurred, by Independent Counsel (as hereinafter defined) in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee (unless Indemnitee shall request that such determination be made by the Board of Directors or the stockholders, in which case the determination shall be made in the manner provided in Clause (ii) below), or (ii) if a Change in Control shall not have occurred, (A) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, said Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, or (C) if so directed by said Disinterested Directors, by the stockholders of the Company; and, if it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board of Directors, or stockholder of the Company shall act reasonably and in good faith in making a determination under the

Agreement of the Indemnitee’s entitlement to indemnification. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(c) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 14(f) of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected, or Independent Counsel has been selected and objected to, and such objection has not been resolved, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 8 of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(d) The Company shall not be required to obtain the consent of the Indemnitee to the settlement of any Proceeding which the Company has undertaken to defend if the Company assumes full and sole responsibility for such settlement and the settlement grants the Indemnitee a complete and unqualified release in respect of the potential liability.

7. PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS.

(a) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 6(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

(b) If the person, persons or entity empowered or selected under Section 6 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the Company of the request therefore, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee sha1l be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for obtaining or evaluating documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 7(b) shall not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination the Board of Directors or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) of this Agreement.

(c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement (with or without court approval), conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

(d) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if a majority of Disinterested Directors, the stockholders, or Independent Counsel through a written opinion determines that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and in the case of a criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. The provisions of this Section 7(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

8. REMEDIES OF INDEMNITEE.

(a) In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 6(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 3 or 4 of this Agreement within ten (10) days after receipt by the Company of a written request therefore, or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 or 7 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 8(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 8 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.

(c) If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 8, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) In the event that Indemnitee, pursuant to this Section 8, seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of “Expenses” in Section 14(e) of this Agreement) actually and reasonably incurred by him in such judicial adjudication or arbitration, but only if he prevails therein. If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated. The Company shall indemnify Indemnitee against any and all expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee to recover under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery, as the case may be.

(e) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 8 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

9. NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE; SUBROGATION.

(a) The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the certificate of incorporation of the Company, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement, the certificate of incorporation of the Company, the Bylaws or of any respective provision thereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies.

(c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

10. EXCEPTION TO RIGHT OF INDEMNIFICATION AND EXPENSE ADVANCEMENT. Notwithstanding any other provision of this Agreement, Indemnitee shall only be entitled to indemnification or advancement of expenses under this Agreement with respect to any Proceeding brought by Indemnitee, or any claim therein, if (a) the bringing of such Proceeding or making of such claim shall have been approved by the Board of Directors; or (b) such Proceeding is being brought by the Indemnitee to assert his rights under this Agreement; provided, however, that Indemnitee shall in no event be entitled to the advancement of expenses under the Agreement if a determination has been made by a judicial authority or governmental entity or agency or, absent such determination, any such authority, entity or agency has taken a postion or issued any guidance stating, that the advancement of expenses to an Indemnitee in a manner similar to that contemplated in Section 5 of the Agreement constitutes a personal loan in contravention of Section 402 of the United States Sarbanes-Oxley Act of 2002, to the extent then applicable, or any similar law or regulation.

11. DURATION OF AGREEMENT. All agreements and obligations of the Company contained herein shall apply to the period Indemnitee is or was a director or officer of the Company, including any such period prior to this Agreement, (or the period Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other Enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 8 hereof) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director or officer of the Company or any other Enterprise at the Company’s request.

12. SECURITY. To the extent requested by the Indemnitee and approved by the Board of Directors, the Company may at any time and from time to time provide security to the Indennitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

13. ENFORCEMENT.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

14. DEFINITIONS. For purposes of this Agreement:

(a) “Change in Control” means a change in control of the Company occurring after the date of this Agreement of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or in response to any similar item on any similar schedule or form under the equivalent laws of another jurisdiction, whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if after the date of this Agreement (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than any such person or any affiliate thereof that is such a 20% beneficial owner as of the date hereof) without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest; (ii) there occurs a proxy contest, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any period of two consecutive years, other than as a result of an event described in clause (a)(ii) of this Section 14, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors. A Change in Control shall not be deemed to have occurred under item (i) above if the “person” described under item (i) is entitled to report its ownership on Schedule 13G promulgated under the Exchange Act and such person is able to represent that it acquired such securities in the ordinary course of its business and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect. If the “person” referred to in the previous sentence would at any time not be entitled to continue to report such ownership on Schedule 13G pursuant to Rule 13d-1(b)(3)(i)(B) of the Exchange Act, then a Change in Control shall be deemed to have occurred at such time.

(b) “Corporate Status” describes the status of a person who is or was a director, officer, employee or agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the express written request of the Company, provided that the approval by the Board of Directors of such person to such position in a resolution adopted by the Board of Directors shall for all purposes qualify as such a written requirement.

(c) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(d) “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary provided that the approval by the Board of Directors of such position in a resolution adopted by the Board of Directors shall for all purposes qualify as such a written requirement.

(e) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding.

(f) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements) or any other party to the Proceeding giving rise to a claim for indemnification hereunder, or otherwise has any substantial business or personal relationship with the Company or Indemnitee or any other party to the Proceeding giving rise to a claim for indemnification hereunder that could reasonably be considered to influence the independent judgment of the Independent Counsel. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(g) “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of Indemnitee’s Corporate Status, by reason of any action taken by him or of any inaction on his part while acting as a director or officer of the Company, or by reason of the fact that he is or was serving as a director, officer, employee or agent of another Enterprise at the request of the Company, in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement and excluding one initiated by an Indemnitee pursuant to Section 8 of this Agreement to enforce his rights under this Agreement.

15. SEVERABILITY. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

16. MODIFICATION AND WAIVER. No supplement, modification, termination, waiver or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

17. NOTICE BY INDEMNITEE. Indemnitee agrees promptly to notify the company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

18. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)	If to Indemnitee, to:

At the last address of Indemnitee in the records of the Company.

(b)	If to the Company, to:

Powell Industries, Inc.

8550 Mosley Drive

Houston, TX 77075-1180

Attention: President and Chief Executive Officer

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

19. IDENTICAL COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

20. HEADINGS. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

21. GOVERNING LAW. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without application of the conflict of laws principles thereof.

22. GENDER. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

POWELL INDUSTRIES, INC.

By:	/s/ Don R. Madison
Name:	Don R. Madison
Title:	Executive Vice President

INDEMNITEE

By:	/s/ Patrick L. McDonald
Name:	Patrick L. McDonald
Title:	Director, Chief Executive Officer and President